Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]

June 10, 2024
Unum Group,
1 Fountain Square,
Chattanooga, Tennessee 37402.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of $400,000,000 aggregate principal amount of 6.000% Senior Notes due 2054 (the “Securities”) of Unum Group, a Delaware corporation (the “Company”), issued pursuant to the Indenture, dated as of August 23, 2012, as supplemented by the First Supplemental Indenture, dated as of August 20, 2020 (as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, the statutory laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

Unum Group	-2-

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP